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                                                                    EXHIBIT 10.2

                                DALLAS G. SMILEY
                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of the 7th day of November, 2004, by and between MAIN STREET TRUST, INC., a Delaware Corporation ("MSTI") and DALLAS G. SMILEY ("EMPLOYEE") and shall be effective immediately upon the consummation of the merger of MSTI, Citizens First Financial Corp. and Citizens Acquisition LLC (the "EFFECTIVE DATE").

                                    RECITALS

     A. MSTI desires to employ Employee as a Senior Vice President of MSTI.

     B. Employee desires to be employed as a Senior Vice President of MSTI.

     C. MSTI and Employee have made commitments to each other on a variety of important issues concerning Employee's employment, including the performance that will be expected of Employee, the compensation that Employee will be paid, how long and under what circumstances Employee will remain employed, and the financial details relating to any decision that either Employee or MSTI might ever make to terminate Employee's employment.

     D. MSTI and Employee believe that the commitments they have made to each other should be memorialized in writing, and that is the purpose of this Agreement.

     THEREFORE, MSTI and Employee agree as follows:

                                   AGREEMENTS

     SECTION 1. TERM. The term of this Agreement and Employee's employment hereunder will commence as of the Effective Date and terminate as of December 31, 2005, unless earlier terminated as provided in this Agreement.

     SECTION 2. EMPLOYMENT.

          (a) POSITIONS. Subject to the terms of this Agreement, MSTI hereby employs Employee, and Employee agrees to serve as a Senior Vice President of MSTI or in such other capacities with MSTI or its subsidiaries as the Board of Directors deems appropriate in its sole discretion, under the terms and conditions set forth herein as of the Effective Date.

          (b) DUTIES. Employee's duties, authority and responsibilities as a Senior Vice President of MSTI include all duties, authority and responsibilities customarily held by such officer of comparable companies, subject always to the charter and bylaw provisions and the policies of MSTI and the directions of the President and Chief Executive Officer of MSTI. Notwithstanding any other provision of this Agreement, MSTI shall not be under any obligation to provide Employee with any work, and MSTI may at any time suspend Employee and/or exclude him from any and all premises of MSTI and its affiliates, provided that Employee shall continue to be treated as an employee of MSTI, and his Base Salary (as defined below) and any

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     other benefits shall continue to be paid or provided by MSTI in accordance with the terms of this Agreement. If requested by MSTI in connection with the placement of Employee on leave or suspension of Employee from MSTI's premises pursuant to the preceding sentence, Employee agrees to resign from the position he holds as a Senior Vice President of MSTI.

          (c) CARE AND LOYALTY. Employee will devote Employee's best efforts and full business time, energy, skills and attention to the business and affairs of MSTI and its subsidiaries, and will faithfully and loyally discharge Employee's duties to MSTI and its subsidiaries.

          (d) TRANSFERS. The Board may, in its sole discretion, cause Employee's employment to be transferred from MSTI to any wholly owned subsidiary, in which case all references in this Agreement to "MSTI" will be deemed to refer to such subsidiary, provided that Employee shall not be required to relocate to an MSTI office outside of Bloomington, Illinois.

     SECTION 3. COMPENSATION. MSTI will compensate Employee for Employee's services as follows during the term of this Agreement and Employee's employment hereunder:

          (a) BASE COMPENSATION. Employee's annual base salary will be $100,000 ("BASE SALARY").

          (b) REIMBURSEMENT OF EXPENSES. MSTI will reimburse Employee for all travel, entertainment and other out-of-pocket expenses that Employee reasonably and necessarily incurs in the performance of Employee's duties. Employee will document these expenses to the extent necessary to comply with all applicable laws and internal policies.

          (c) OTHER BENEFITS. Employee will be entitled to participate in all plans and benefits that are now or later made available by MSTI to all its employees. Employee shall be entitled to at least four (4) weeks of vacation time under MSTI's vacation policy.

          (d) WITHHOLDING. Employee acknowledges that MSTI may withhold any applicable federal, state or local withholding or other taxes from payments that become due or allowances that are provided to Employee.

     SECTION 4. TERMINATION.

          (a) TERMINATION WITHOUT CAUSE. Either MSTI or Employee may terminate this Agreement and Employee's employment hereunder for any reason by delivering written notice of termination to the other party no less than ninety (90) days before the effective date of termination, which date will be specified in the notice of termination. If Employee voluntarily terminates Employee's employment under this Agreement, then MSTI shall only be required to pay Employee such Base Salary as shall have accrued through the effective date of such termination and MSTI shall have no further obligations to Employee.

          (b) TERMINATION FOR CAUSE. MSTI may terminate this Agreement and Employee's employment hereunder for Cause by delivering written notice of termination to Employee no less than thirty (30) days before the effective date of termination. "Cause" for termination will exist if: (i) Employee engages in one or more unsafe and unsound banking practices or material violations of a law or regulation applicable to MSTI or its subsidiaries, any

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     repeated violations of a policy of MSTI after being warned in writing by the Board and/or a senior officer not to violate such policy, any single violation of a policy of MSTI if such violation materially and adversely affects the business or affairs of MSTI, or a direction or order of the Board and/or one of Employee's senior officers; (ii) Employee engages in a breach of fiduciary duty or act of dishonesty involving the affairs of MSTI; (iii) Employee is removed or suspended from banking pursuant to
     Section 8(e) of the Federal Deposit Insurance Act or any other applicable State or Federal law; or (iv) Employee commits a material breach of Employee's obligations under this Agreement. If Employee's employment is terminated pursuant to this Section 4(b), then MSTI shall only be required to pay Employee such Base Salary as shall have accrued through the effective date of such termination and MSTI shall have no further obligations to Employee.

          (c) TERMINATION UPON DISABILITY. MSTI will not terminate this Agreement and Employee's employment hereunder if Employee becomes disabled within the meaning of MSTI's then current employee disability program or, at MSTI's election, as determined by a physician selected by MSTI, unless as a result of such disability, Employee is unable to perform Employee's duties with the requisite level of skill and competence for a period of six
     (6) consecutive months. Thereafter, MSTI may terminate this Agreement for Cause in accordance with Subsection 4(b)(v).

          (d) TERMINATION UPON DEATH. This Agreement will terminate if Employee dies during the term of this Agreement, effective on the date of Employee's death. Any payments that are owing to Employee under this Agreement or otherwise at the time of Employee's death will be made to whomever Employee may designate in writing as Employee's beneficiary, or absent such a designation, to the executor or administrator of Employee's estate.

          (e) SEVERANCE BENEFITS. MSTI will pay severance benefits to Employee as follows:

               (i) If this Agreement and Employee's employment hereunder are terminated by MSTI without Cause pursuant to Section 4(a), MSTI will pay Employee an amount equal to Employee's then applicable annual Base Salary through the remaining term of this Agreement as provided in
          Section 1 (the "SEVERANCE PAYMENT"). If the effective date of termination occurs before the last day of the term of this Agreement as provided in Section 1, the Severance Payment will also include the value of the contributions that would have been made to Employee or for Employee's benefit under all applicable retirement and other employee benefit plans had Employee remained in MSTI's employ through the last day of the term. MSTI will also continue to provide Employee and Employee's dependents, at the expense of MSTI, with continuing coverage under existing health programs for the remaining term of this Agreement (or such shorter period during which Employee is eligible for and elects coverage under COBRA, as defined below), provided that, to the extent Employee paid a portion of the premium for such benefit while employed Employee shall continue to pay such portion during the period of continuation hereunder and provided further, that if such benefit is subject to the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") then any period of continuation hereunder shall be credited against the continuation rights under COBRA and Employee will be required to complete all COBRA election and other forms.

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               (ii) All payments that become due to Employee under this Section
          4(e) will be made in equal monthly installments commencing on the first day of the month immediately succeeding Employee's termination of employment and continuing through the remaining term of this Agreement, unless MSTI elects to make those payments in one (1) lump sum. MSTI will be obligated to make all payments that become due to Employee under this Section 4(e) whether or not Employee obtains other employment following termination or takes steps to mitigate any damages that Employee claims to have sustained as a result of termination. The payments and other benefits provided for in this
          Section 4(e) are intended to supplement any compensation or other benefits that have accrued or vested with respect to Employee or for Employee's account as of the effective date of termination.

               (iii) MSTI may elect to defer any payments that may become due to Employee under this Section 4(e) if, at the time the payments become due, MSTI is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause MSTI's capital to fall below such minimum capital requirements. In this event, MSTI will resume making the payments as soon as it can do so without violating such minimum capital requirements.

          (f) PAYMENT EQUALIZATION. If MSTI is paying, or in the case of a lump sum, has paid, Employee a Severance Payment under Section 4(e), then Employee agrees to not seek or apply for unemployment compensation under the Illinois Unemployment Act 820 ILCS 405/100 ET SEQ. or any other state or federal unemployment compensation law at any time prior to a date following the final payment made hereunder or with respect to the period during which such payments were or were to be made until the final payment is made.

          (g) RELEASE. As a condition to MSTI's obligation to pay any Severance Payment under Section 4(e), Employee agrees that Employee will execute a general release of MSTI and its affiliates, substantially in the form attached hereto as EXHIBIT A.

     SECTION 5. CONFIDENTIALITY. Employee acknowledges that the nature of Employee's employment will require that Employee produce and have access to records, data, trade secrets and information that are not available to the public regarding MSTI and its subsidiaries and affiliates ("CONFIDENTIAL INFORMATION"). Employee will hold in confidence and not directly or indirectly disclose any Confidential Information to third parties unless disclosure becomes reasonably necessary in connection with Employee's performance of Employee's duties hereunder, or the Confidential Information lawfully becomes available to the public from other sources, or Employee is authorized in writing by MSTI to disclose it, or Employee is required to make disclosure by a law or pursuant to the authority of any administrative agency or judicial body. All Confidential Information and all other records, files, documents and other materials or copies thereof relating to the business of MSTI or any of its subsidiaries or affiliates that Employee prepares or uses will always be the sole property of MSTI. Employee will promptly return all originals and copies of such Confidential Information and other records, files, documents and other materials to MSTI if Employee's employment with MSTI is terminated for any reason.

     SECTION 6. NON-COMPETITION COVENANT.

          (a) RESTRICTIVE COVENANT. MSTI and Employee have jointly reviewed the customer lists and operations of MSTI and agree that MSTI's primary service area for its

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     lending, deposit and wealth management activities encompasses the fifty
     (50) mile radii from each of MSTI's main office in Champaign, Illinois and the branch offices of MSTI and its subsidiary banks. Employee agrees that, for a period of one (1) year after the termination of this Agreement, Employee will not, without MSTI's prior written consent, directly or indirectly Compete with MSTI. For the purposes of Section 6(a):

               (i) "COMPETE" means directly or indirectly owning, managing, operating or controlling a Competitor, or directly or indirectly serving as an employee, officer or director of or a consultant to a Competitor, or soliciting or inducing any employee or agent of MSTI to terminate employment with MSTI or any of its subsidiaries and become employed by a Competitor, or by soliciting or inducing any customer, wherever located, of MSTI or its subsidiary banks with whom Employee had contact during Employee's employment to modify or terminate its relationship with the Company or its subsidiary banks.

               (ii) "COMPETITOR" means any person, firm, partnership, corporation, trust or other entity that owns, controls or is a bank, savings and loan association, credit union or similar financial institution or financial planning, brokerage or investment firm (collectively, a "FINANCIAL INSTITUTION") that is physically located and conducts lending, deposit and wealth management activities within the fifty (50) mile radii from each of MSTI's main office in Champaign, Illinois and of its subsidiary banks.

          (b) SUCCESSORS. In the event that a successor to MSTI succeeds to or assumes MSTI's rights and obligations under this Agreement, Section 6(a) will apply only to the primary service areas of MSTI as they existed immediately before the succession or assumption occurred and will not apply to any of the successor's other offices.

          (c) INVESTMENT EXCEPTION. Section 6(a) will not prohibit Employee from directly or indirectly owning or acquiring any capital stock or similar securities that are listed on a securities exchange or quoted on the NASDAQ and do not represent more than five percent (5%) of the outstanding capital stock of any Financial Institution.

          (d) INJUNCTIVE RELIEF. Employee agrees that a violation of this
     Section 6 would result in direct, immediate and irreparable harm to MSTI, and in such event, agrees that MSTI, in addition to its other right and remedies, would be entitled to injunctive relief enforcing the terms and provisions of this Section 6.

     SECTION 7. GENERAL PROVISIONS.

          (a) SUCCESSORS; ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of Employee, MSTI and their respective personal representatives, successors and assigns. For the purposes of this Agreement, any successor or assign of MSTI shall be deemed to be "MSTI." MSTI will require any successor or assign of MSTI or any direct or indirect purchaser or acquiror of all or substantially all of the business, assets or liabilities of MSTI, whether by transfer, purchase, merger, consolidation, stock acquisition or otherwise, to assume and agree in writing to perform this Agreement and MSTI's obligations hereunder in the same manner and to the same extent as MSTI would have been required to perform them if no such transaction had occurred.

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          (b) ENTIRE AGREEMENT; SURVIVAL. This Agreement constitutes the entire agreement between Employee and MSTI concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral (including but not limited to any employment agreements with [CITIZENS FIRST] or any of its subsidiaries). The provisions of this Agreement will be regarded as divisible and separate; if any provision is ever declared invalid or unenforceable, the validity and enforceability of the remaining provisions will not be affected. In the event any provision of this Agreement (including, but not limited to, any provision of the covenant not to compete set forth in Section 6) is held to be overbroad as written, such provision shall be deemed to be amended to narrow the application of such provision to the extent necessary to make such provision enforceable according to applicable law. This Agreement may not be amended or modified except by a writing signed by Employee and MSTI. The parties acknowledge and agree that the obligations under Section 5 (Confidentiality) and
     Section 6 (Non-Competition Covenant) shall survive the termination of this Agreement.

          (c) GOVERNING LAW AND ENFORCEMENT. This Agreement will be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law.

          (d) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted at a location selected by MSTI within fifty (50) miles from Champaign, Illinois, in accordance with the rules of the American Arbitration Association.

          (e) LEGAL FEES. All reasonable legal fees paid or incurred in connection with any dispute or question of interpretation relating to this Agreement shall be paid to the party who is successful on the merits by the other party.

          (f) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          (g) NOTICES. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to MSTI, addressed to the principal headquarters of MSTI, attention: President and Chief Executive Officer; or, if to Employee, to the address set forth below Employee's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


MAIN STREET TRUST, INC.



By:      /s/ Van A. Dukeman                     /s/ Dallas G. Smiley
      --------------------------------       --------------------------------
      Name        Van A. Dukeman             Dallas G. Smiley
            --------------------------
      Title       President                  709 Watford Drive
             -------------------------       --------------------------------
                                             Bloomington, IL 61704
                                             --------------------------------
                                                        Address










Signature page to DS Employment Agreement


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                                                                      EXHIBIT A

                              AGREEMENT AND RELEASE

         This Agreement and Release (this "AGREEMENT") is made and entered into as of this _______ day of ___________, ______, by and between
_______________________ (hereinafter referred to as "EMPLOYEE") and Main Street Trust, Inc., (hereinafter referred to as the "EMPLOYER"). In consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     SECTION 1. SEPARATION. The parties agree that Employee's employment with the Employer shall end effective ____________________.

     SECTION 2. PAYMENT AND BENEFITS. In consideration of the promises made in this Agreement, the Employer has agreed to pay Employee the compensation and benefits as provided in the Employment Agreement entered into between Employee and the Employer on ______________________. Employee expressly agrees, understands and acknowledges that the pay provided Employee's under this Section 2 constitutes an amount in excess of that which a separated employee of the Employer would be entitled without entering into this Agreement. Employee acknowledges that the above pay is being provided by the Employer as consideration for Employee entering into this Agreement, including the release of claims and waiver of rights provided in Section 3.

     SECTION 3. RELEASE OF CLAIMS AND WAIVER OF RIGHTS. Employee, on Employee's own behalf and that of Employee's heirs, executors, attorneys, administrators, successors and assigns, fully releases and discharges the Employer, its predecessors, successors, subsidiaries, affiliates and assigns, and its and their directors, officers, trustees, employees, and agents whether in their individual or official capacities and the current and former trustees or administrators of any retirement or other benefit plan applicable to the employees or former employees of the Employer, in their official and individual capacities from any and all liability, claims and demands, including but not limited to, claims, demands or actions arising under the Employer's policies and procedures, whether formal or informal, United States or State of Illinois Constitutions; the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Illinois Human Rights Act; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act; Executive Order 11246; and any other federal, state or local statute, ordinance or regulation with respect to employment, and in addition thereto, from any other claims, demands or actions with respect to Employee's employment with the Employer or other association with the Employer through the date of this Agreement, including, but not limited to, the termination of Employee's employment with the Employer, any right of payment for disability or any other statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Illinois or any other state, including, but not limited to, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence. Employee represents that Employee has not assigned or filed any claim, demand, action or charge against the Employer.

     SECTION 4. MUTUAL NON-DISPARAGEMENT. The Employer and Employee agree that, at all times following the signing of this Agreement, they shall not engage in any vilification of the other, and shall refrain from making any false, negative, critical or disparaging statements,

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implied or expressed, concerning the other, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Employee acknowledges that the only persons whose statements may be attributed to the Employer for purposes of this Agreement not to make disparaging statements shall be each member of the Board of Directors of the Employer and each of Employee's senior officers. The parties further agree to do nothing that would damage the other's business reputation or good will.

     SECTION 5. REPRESENTATIONS BY EMPLOYEE. Employee warrants that Employee is legally competent to execute this Agreement and that Employee has not relied on any statements or explanations made by the Employer or its attorney. Moreover, Employee hereby acknowledges that Employee has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in Section 3. Employee acknowledges that Employee has been offered at least twenty-one (21) days to consider this Agreement. After being so advised, and without coercion of any kind, Employee freely, knowingly, and voluntarily enters into this Agreement. Employee further acknowledges that Employee may revoke this Agreement within seven (7) days after Employee has signed this Agreement and further understands that this Agreement shall not become effective or enforceable until seven (7) days after Employee has signed this Agreement as evidenced by the date set forth below Employee's signature (the "Effective Date"). Any revocation must be in writing and directed to the Employer, _____________________________, __________,
Illinois ___________, Attention: ___________________. If sent by mail, any revocation must be postmarked within the seven (7)-day period and sent by certified mail, return receipt requested.] In addition, Employee represents that Employee has returned all property of the Employer that is in Employee's possession, custody or control, including all documents, records and tangible property that are not publicly available and reflect, refer or relate to the Employer or the Employer's business affairs, operations or customers, and all copies of the foregoing.

     SECTION 6. NO ADMISSIONS. The Employer denies that it or any of its employees or agents have taken any improper action against Employee, and Employee agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by the Employer or any of their employees or agents.

     SECTION 7. CONFIDENTIALITY. Employee and the Employer agree to keep the existence and the terms of this Agreement confidential, except for Employee's immediate family members or their legal or tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

     SECTION 8. NON-WAIVER. The Employer's waiver of a breach of this Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Agreement.

     IN WITNESS WHEREOF, the undersigned have set their hands the day and year set forth below their respective signatures.

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Main Street Trust, Inc.


By:
     ---------------------------------    -------------------------------------
Title:                                    [Employee Name]
        ------------------------------


Date:                                     Date:
       -------------------------------           ------------------------------









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